Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 28, 2007, accompanying the December 31, 2006 consolidated financial statements included in the Annual Report of Omega Flex, Inc and subsidiaries on Form 10-K for the year ended December 31, 2006 in this Registration Statement of Omega Flex, Inc. and subsidiaries on Form S-8 (333-135515).

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

March 29, 2007